Exhibit 10.3

Execution Version

364-DAY BRIDGE LOAN AGREEMENT

Dated April 3, 2012

Among

MOLSON COORS BREWING COMPANY

As Borrower

THE LENDERS PARTY HERETO

MORGAN STANLEY SENIOR FUNDING, INC.

As Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.

and

DEUTSCHE BANK SECURITIES INC.

As Joint Lead Arrangers and Joint Bookrunners

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Page
SCHEDULES:
Schedule 2.01	Commitments
Schedule 2.17	Payment Instructions
Schedule 3.06	Disclosed Matters
Schedule 3.13	Subsidiary Guarantors
Schedule 6.01	Existing Priority Indebtedness
Schedule 6.02	Existing Liens

EXHIBITS:
Exhibit A	Form of Borrowing Request
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Assignment and Assumption
Exhibit D	[Intentionally Omitted]
Exhibit E	Form of Subsidiary Guarantee Agreement
Exhibit F	Form of Legal Opinions
Exhibit G	Form of Resolutions and Secretary’s Certificates
Exhibit H	Form of Closing Date Certificate

iii

364-DAY BRIDGE LOAN AGREEMENT dated as of April 3, 2012 among MOLSON COORS BREWING COMPANY, a Delaware corporation, as Borrower; the LENDERS party hereto; and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

The Borrower has requested that the Lenders establish the term loan facility provided for herein in an aggregate initial principal amount of US$1,900,000,000. The proceeds of the Loans made hereunder will be used to finance the Transactions and to pay Transaction Costs. The Lenders are willing to establish such credit facility upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2012 Senior Notes” means the senior unsecured notes anticipated to be issued by the Borrower (or by a Guarantor of the Borrower’s Obligations) in connection with the financing of the Acquisition.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition by the Borrower or by Acquisition Sub of all the outstanding share capital of the Target pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement relating to the entire issued share capital of the Target, dated as of April 3, 2012 among the Seller, Acquisition Sub and the Borrower (including all schedules, annexes and exhibits thereto) as amended, modified and supplemented in accordance with the terms thereof and hereof.

“Acquisition Longstop Date” means August 2, 2012; provided, that the Acquisition Longstop Date shall be automatically extended to the earlier of (i) November 2, 2012 and (ii) the “Extended Longstop Date” (as defined in the Acquisition Agreement), in the event that the “Longstop Date” (as defined in the Acquisition Agreement) is extended to such Extended Longstop Date pursuant to Section 3.4 of the Acquisition Agreement (as in effect on the date hereof) for the purpose of satisfying the requirement thereunder to obtain the “Governmental Approvals” (as defined in the Acquisition Agreement).

“Acquisition Sub” means the wholly-owned Subsidiary of the Borrower that will enter into the Acquisition or any “Permitted Assignee” (as defined in the Acquisition Agreement) which is a direct or indirect wholly-owned Subsidiary of the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period divided by (b) 1.00 minus the Statutory Reserves applicable to such Eurodollar Borrowing.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the date hereof, the Aggregate Commitment is US$1,900,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a Eurodollar Loan with a one-month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Canadian Pension Legislation” means, at any time, any Canadian pension legislation then applicable to any Canadian Subsidiary, including all regulations made thereunder, and all rules, regulations, rulings and interpretations made or issued by any Governmental Authority having or asserting jurisdiction in respect thereof, excluding, all such legislation, rules, regulations, rulings and interpretations applicable to the Canada Pension Plan, the Quebec Pension Plan and any other similar plan established and maintained by any Governmental Authority.

“Applicable Creditor” has the meaning set forth in Section 10.14(b).

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or any ABR Loan, or with respect to the Commitment Fees, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by S&P, Moody’s or Fitch, respectively, applicable on such date to the Index Debt on such date:

Borrower’s Index Debt Rating (S&P, Moody’s or Fitch)	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter		Commitment Fee Rate
	ABR Spread	Eurodollar Spread	ABR Spread	Eurodollar Spread	ABR Spread	Eurodollar Spread	ABR Spread	Eurodollar Spread
Rating Level 1: ≥ BBB+ / Baa1 / BBB+	0.25%	1.25%	0.75%	1.75%	1.25%	2.25%	1.75%	2.75%	0.150%
Rating Level 2: ≥ BBB / Baa2 / BBB	0.50%	1.50%	1.00%	2.00%	1.50%	2.50%	2.00%	3.00%	0.175%
Rating Level 3: ≥ BBB- / Baa3 / BBB-	0.75%	1.75%	1.25%	2.25%	1.75%	2.75%	2.25%	3.25%	0.225%
Rating Level 4: ≥ BB+ / Ba1 / BB+	1.00%	2.00%	1.50%	2.50%	2.00%	3.00%	2.50%	3.50%	0.300%
Rating Level 5: ≤ BB / Ba2 / BB	1.50%	2.50%	2.00%	3.00%	2.50%	3.50%	3.00%	4.00%	0.375%

For purposes of the foregoing, (a) if any of Moody’s, S&P or Fitch shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Rating Level 5; (b) (x) if at least two of the Index Debt ratings from each of Moody’s, S&P and Fitch are in the same Rating Level, then the pricing will be based on such Rating Level; and (y) if the three Index Debt ratings from each of Moody’s, S&P and Fitch are each in different Rating Levels, then the applicable Rating Level shall be the middle Rating Level of the three such Rating Levels; and (c) if the ratings established by any of Moody’s, S&P or Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(f) hereof or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, or if any such rating agency shall not have in effect a rating for the Index Debt notwithstanding the Borrower’s good faith efforts to cause such a rating to be in effect, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agencies or, if there shall be no such rating, the applicable ratings of Moody’s, S&P or Fitch most recently in effect.

“Arrangers” means Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc. each in its capacity as a joint lead arranger and joint bookrunner for the term loan facility evidenced by this Agreement.

“Asset Sale” means a (x) sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Subsidiary), in which the Net Cash Proceeds received by Borrower or such Subsidiary are in excess of US$100,000,000 for all such transactions and such transactions contemplated by clause (y) below on and following the date hereof (and to the extent not reinvested or committed pursuant to a binding agreement or letter of intent to be reinvested into assets used in or useful to the business of the Borrower or the Subsidiaries within 180 days after the receipt of Net Cash Proceeds thereof), of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any Subsidiaries (but excluding any issuance by Borrower of any of its Equity Interests to any Person) , but excluding in each case (i) inventory and other assets sold, leased (including sub-leases) or licensed out in the ordinary course of business, (ii) sale or other disposition of cash and cash equivalents and (iii) sales, exchange or other disposition of accounts receivable in connection with the compromise, collection or settlement thereof and (y) the receipt of any property insurance as a result of any loss, damage or destruction of any of its assets or from the condemnation of any assets in which the Net Cash Proceeds received by Borrower or such Subsidiary are in excess of US$100,000,000 for all such events and such transactions contemplated by clause (x) above on and following the date hereof (and to the extent not reinvested or committed pursuant to a binding agreement or letter of intent to be reinvested into replacement assets or other assets used in or useful to the business of the Borrower or the Subsidiaries within 180 days after the receipt of Net Cash Proceeds thereof).

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Molson Coors Brewing Company.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means US$5,000,000.

“Borrowing Multiple” means US$1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in the form of Exhibit A hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the London interbank market.

“Canadian Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Certain Funds Default” means a Default or Event of Default occurring under Section 7.01(a), (b), (c) (but solely with respect to any Certain Funds Representation), (d) (but excluding any breach of (i) Section 5.02, (ii) Section 5.09, (iii) Section 6.01, (iv) Section 6.02 which results from the existence of any Lien which is created either by operation of law or otherwise without the express agreement of the Borrower or a Subsidiary and (v) the financial covenant in Section 6.05), (f), (h), (i) or (l).

“Certain Funds Period” means the period commencing on the date hereof and ending on the earlier of: (a) the Closing Date and (b) the date of the termination of the Commitments pursuant to Section 2.08(a).

“Certain Funds Representations” means (i) those representations made by or on behalf of the Target and its subsidiaries in the Acquisition Agreement, but only to the extent that the Borrower (or its applicable Subsidiary) has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (ii) those representations and warranties set forth in Sections 3.01 (solely with respect to the Loan Parties’ due organization and valid existence), 3.02, 3.03(b), (c) and (e) (solely with respect to the Loan Parties’ execution, delivery and performance of the Loan Documents, the borrowing of the Loans and the use of the proceeds thereof), 3.04(a), 3.08 and 3.12.

“Change in Control” means (a) at any time when the Permitted Holders do not beneficially own Equity Interests representing more than 50% of the aggregate voting power for the election of the board of directors represented by the issued and outstanding Equity Interests of the Borrower, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than any Permitted Holder, of Equity Interests representing more than 30% of the aggregate voting power for the election of the board of directors represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower or a majority in interest of the Permitted Holders nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group, other than any Permitted Holder (it being agreed that for purposes of this clause (c), no officer of the Borrower will be deemed to Control the Borrower by virtue of his or her position as such).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law, but if not having the force of law, being of a type with which such Person would ordinarily comply) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which the conditions in Section 4.02 are first satisfied (or waived in accordance with Section 10.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan pursuant to Section 2.01(a), as such commitment may be reduced or increased from time to time pursuant to the terms hereof. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fees” has the meaning set forth in Section 2.11(a).

“Commitment Letter” means the commitment letter, dated as of April 3, 2012 with respect to the financing of the Transactions, among the Borrower and the Arrangers.

“Competitor” means any Person that competes with the Borrower and its Subsidiaries in the industries in which they conduct their business.

“Consolidated EBITDA” means, for any period, consolidated net income of the Borrower and the Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes for such period, (iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) for such period (provided that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (v) any extraordinary, unusual or non-recurring charges or losses for such period, (vi) all costs, fees and expenses during such period related to any restructuring (including, without limitation, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses), issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness, (vii) all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in consolidated net income, (viii) losses realized upon the disposition of property (other than inventory), (ix) expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance, (x) to the extent not included in consolidated net income, payments received from business interruption insurance or product recalls and (xi) losses of MillerCoors recognized under equity method accounting, minus (b) without duplication and to the extent included in determining consolidated net income of the Borrower and the Subsidiaries, the sum of (i) income of MillerCoors recognized under equity method accounting, (ii) any extraordinary, unusual or nonrecurring gains for such period and (iii) gains realized upon the disposition of property (other than inventory), all determined on a consolidated basis in accordance with GAAP, minus (c) to the extent included in determining consolidated net income of the Borrower and the Subsidiaries, cash distributions received by the Borrower and the Subsidiaries from MillerCoors, plus (d) without duplication and to the extent not otherwise included in determining consolidated net income of the Borrower and its Subsidiaries, an amount (which amount may be less than zero) equal to (i) the MillerCoors Average Ownership Percentage for such period multiplied by (ii) the Consolidated MillerCoors EBITDA for such period. In the event that there shall have occurred any acquisition or disposition of a business or a business unit during any period for which Consolidated EBITDA is to be determined, such determination shall be made on a pro forma basis (in accordance with Regulation S-X under the Securities Act of 1933) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) commissions, discounts and other fees and charges owed in respect of letters of credit to the extent included in interest expense in accordance with GAAP and (d) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated MillerCoors EBITDA” means, for any period, consolidated net income of MillerCoors and its subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) Consolidated MillerCoors Interest Expense for such period, (ii) consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes for such period, (iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) for such period (provided that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated MillerCoors EBITDA during the period in which such cash payment is made), (v) any extraordinary, unusual or non-recurring charges or losses for such period, (vi) all costs, fees and expenses during such period related to any restructuring (including, without limitation, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses), issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness, (vii) all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in consolidated net income, (viii) losses realized upon the disposition of property (other than inventory), (ix) expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance and (x) to the extent not included in consolidated net income, payments received from business interruption insurance or product recalls, minus (b) without duplication and to the extent included in determining consolidated net income of the MillerCoors and its subsidiaries, the sum of (i) any extraordinary, unusual or nonrecurring gains for such period and (ii) gains realized upon the disposition of property (other than inventory), all determined on a consolidated basis in accordance with GAAP. In the event that there shall have occurred any acquisition or disposition of a business or a business unit during any period for which Consolidated MillerCoors EBITDA is to be determined, such determination shall be made on a pro forma basis (in accordance with Regulation S-X under the Securities Act of 1933) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of such period.

“Consolidated MillerCoors Interest Expense” means, for any period, the total interest expense of MillerCoors and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) commissions, discounts and other fees and charges owed in respect of letters of credit to the extent included in interest expense in accordance with GAAP and (d) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any time, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Borrower and the Subsidiaries, minus (a) all current liabilities of the Borrower and the Subsidiaries (excluding (i) liabilities that by their terms are extendable or renewable at the option of the obligor to a date more than 12 months after the date of determination and (ii) current maturities of long-term debt) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets of the Borrower and the Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Borrower and the Subsidiaries delivered pursuant to Section 5.01 (or, prior to the delivery of such first balance sheet pursuant to Section 5.01, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement.

“Consolidated Total Debt” means, at any time, an amount equal to (X) all Indebtedness of the Borrower and the Subsidiaries at such time (other than obligations referred to in clause (i) of the definition of “Indebtedness” and obligations in respect of surety bonds to the extent they support liabilities that do not themselves constitute Indebtedness), net of all cash and cash equivalents of the Borrower and the Subsidiaries at such time) plus (Y) an amount equal to (i) the MillerCoors Ownership Percentage at such time multiplied by (ii) all Indebtedness of MillerCoors and its subsidiaries at such time (other than obligations referred to in clause (i) of the definition of “Indebtedness” and obligations in respect of surety bonds to the extent they support liabilities that do not themselves constitute Indebtedness), net of all cash and cash equivalents of MillerCoors and its subsidiaries at such time, determined in each case, without duplication, on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Note” means the €500,000,000 zero Coupon Convertible Bond due 2013 issued or to be issued on or about the Closing Date by Molson Coors Holdco Inc., a Delaware corporation and guaranteed by the Borrower, to the Seller, as amended, modified and supplemented in accordance with the terms thereof and hereof.

“Debt Issuance” means the incurrence of Indebtedness for borrowed money by the Borrower or any Subsidiary, other than Excluded Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both, as set forth in Article VII, would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans on the Closing Date, (b) has notified the Borrower, the Administrative Agent or any Lender in writing, or has stated publicly, that such Lender does not intend or expect to comply with any of its funding obligations under this Agreement, (c) unless subject to a good faith dispute, has failed to confirm in writing to the Administrative Agent upon its request (or at the request of the Borrower), within three Business Days after such request is received by such Lender, provided that such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation prior to the Closing Date by Administrative Agent, that such Lender will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by such Lender hereunder within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not qualify as a “Defaulting Lender” solely as the result of the acquisition or maintenance of an ownership interest in such Lender or any Person controlling such Lender, or the exercise of control over such Lender or any Person controlling such Lender, by a governmental authority or an instrumentality thereof.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions set forth in Section 4.01 are first satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all applicable and legally binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to environmental or workplace health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means the issue or sale of any Equity Interests of the Borrower or any Subsidiary to any Person on or following the Effective Date other than (i) by any Subsidiary to the Borrower or any other Subsidiary (as applicable), (ii) pursuant to any employee equity compensation plan, employee benefit plan or non-employee director equity compensation plan or pursuant to the exercise or vesting of any stock options, restricted stock units, warrants or other equity awards, (iii) directors’ qualifying shares and/or other nominal amount of Equity Interests that are required to be held by Persons (other than the Borrower or its Subsidiaries, as applicable) under applicable law and (iv) pursuant to the Convertible Note.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Debt” means (i) intercompany Indebtedness among the Borrower and/or the Subsidiaries, (ii) Indebtedness under ordinary course foreign credit lines existing as of the date hereof, (iii) credit extensions under the Existing Credit Agreement up to an aggregate principal amount of US$400,000,000, (iv) Indebtedness under the Revolving Credit Agreement up to an aggregate principal amount of US$400,000,000, (v) Indebtedness under the Term Loan Agreement up to an aggregate principal amount of US$300,000,000, (vi) purchase-money Indebtedness in the form of mortgages or Capital Lease Obligations (excluding any Sale-Leaseback Transaction), (vii) Indebtedness under the Convertible Note up to an aggregate principal amount of €500,000,000 and (viii) other Indebtedness not included in clauses (i) through (vii) in an outstanding aggregate principal amount not to exceed US$100,000,000.

“Excluded Taxes” means, with respect to any Lender or the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income or net profits by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or incorporated or in which its principal office or applicable lending office is located (or any political subdivision thereof), or, if different, any jurisdiction in which it is treated as resident for tax purposes, (b) any branch profits Taxes imposed by the United States of America (or any political subdivision thereof) or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding Tax that is imposed by the United States of America (or any political subdivision thereof) on payments made by the Borrower to the extent such Tax (A) is in effect and would apply, including with prospective effect, as of the date (i) such Lender or Administrative Agent becomes a party to this Agreement or (ii) such other recipient first becomes entitled to receive any payment to be made by or on account of any obligation of the Borrower hereunder or (B) relates to payments received by a Lender Affiliate or a new lending office designated by such Lender and is in effect and would apply at the time such Lender Affiliate or such lending office is designated, in each case except to the extent that such Lender, Administrative Agent or Lender Affiliate (or assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16(a), (d) any United States federal withholding Taxes imposed by FATCA, (e) any withholding Tax that is attributable to any Lender’s or Administrative Agent’s failure to comply with Sections 2.16(e) and/or 2.16(f) and (f) Taxes imposed by any jurisdiction (i) in which the Borrower is not organized or resident for Tax purposes, (ii) through which no payment is made by or on behalf of the Borrower under this Agreement, and (iii) with respect to which there is no other connection between the making of a payment by or on behalf of the Borrower under this Agreement and such jurisdiction that would directly result in the imposition of Taxes by such jurisdiction on that payment.

“Existing Credit Agreement” means the Credit Agreement dated as of April 12, 2011, as amended, among the Borrower, the borrowing subsidiaries party thereto, the lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent and Deutsche Bank AG, Canada Branch, as Canadian administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, or any amendment or revision thereof so long as such amendment or revision is substantially similar to Sections 1471 to 1474 of the Code as of the date of this Agreement, together in each case with any current or future regulations, guidance or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the United States Internal Revenue Service).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated as of April 3, 2012, among the Borrower and the Arrangers.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings Ltd.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof.

“GAAP” means generally accepted accounting principles in the United States of America, as construed in accordance with Section 1.04.

“Governmental Authority” means the government of the United States of America, Canada any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (a “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Requirement” means, at any time, the requirement that the Subsidiary Guarantee Agreement (or a supplement referred to therein) shall have been executed by (i) Molson Coors Capital Finance ULC, Molson Coors International General, ULC, Coors International Holdco, ULC, Molson Coors Callco ULC and Molson Canada 2005 and any other Foreign Subsidiary that Guarantees or is otherwise liable for any of the Senior Notes (as Guarantors of the Obligations) and (ii) Molson Coors Holdco Inc. (on and following the date of issuance of the Convertible Note) and each Significant Subsidiary (excluding any Foreign Subsidiary) existing at such time (as Guarantors of the Obligations) and, in each case, shall have been delivered to the Administrative Agent and shall be in full force and effect; provided, however, that, with respect to any Subsidiary that after the date hereof would be required to Guarantee the Borrower’s Obligations pursuant to clauses (i) and (ii) above, the Guarantee Requirement shall be satisfied, subject to Section 4.02(d), if such Subsidiary executes a supplement to the Subsidiary Guarantee Agreement within 15 days after it becomes so required to Guarantee the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay to the counterparty thereunder in accordance with the terms of such Hedging Agreement if such Hedging Agreement were terminated at such time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds (other than performance bonds), debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary title retention provisions in supply contracts entered into in the ordinary course of business with payment terms not exceeding 90 days), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided, that the amount of Indebtedness of such Person existing at any time under this clause shall be deemed to be an amount equal to the maximum amount secured by (or the holder of which has a right to be secured by) such Lien pursuant to the terms of the instruments embodying such Indebtedness of others, (g) all Guarantees by such Person of Indebtedness of others, provided, that the amount of any such Guarantee at any time shall be deemed to be an amount equal to the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Securitization Transactions of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes imposed on account of any Obligation of the Borrower or any Guarantor hereunder, other than Excluded Taxes and Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is (i) not guaranteed by any Person that does not guarantee all the Obligations under this Agreement and (ii) not benefited by any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum prepared, or to be prepared pursuant to the Commitment Letter by the Arrangers and the Borrower in connection with the primary syndication of the Commitments and the Loans relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available from all Lenders, other periods requested by the Borrower), thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Judgment Currency” has the meaning assigned to such term in Section 10.14(b).

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed on Schedule 2.01, their successors and any other Person that shall have become a Lender hereunder pursuant to Section 10.04, other than any such Person that ceases to be a party hereto pursuant to Section 10.04.

“Leverage Ratio” means, at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower ended at or prior to such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen), for a period equal to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the arithmetic average of the respective rates per annum at which deposits in US Dollars in an amount equal to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered in immediately available funds to the London branches of the Reference Banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of equity securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan made pursuant to Section 2.01.

“Loan Documents” means this Agreement, the Subsidiary Guarantee Agreement and any promissory note delivered pursuant to this Agreement.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of the Borrower and the Subsidiaries in an aggregate principal amount exceeding US$50,000,000.

“Maturity Date” means the date that is 364 days following the Closing Date, unless such day is not a Business Day, then it shall be the immediately preceding Business Day.

“MillerCoors” means MillerCoors LLC, a Delaware limited liability company.

“MillerCoors Average Ownership Percentage” means, for any period, (i) the sum for each day during such period of the MillerCoors Ownership Percentage for such day (determined at the close of business on such day) divided by (ii) the aggregate number of days during such period.

“MillerCoors Ownership Percentage” means, at any time, the percentage (expressed as a decimal) of the Equity Interests representing the aggregate economic interests of MillerCoors that are owned directly or indirectly by the Borrower.

“Molson” means Molson Inc., a Canadian corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the proceeds received by the Borrower or any of its Subsidiaries in cash or cash equivalents from any Debt Issuance, Equity Issuance or Asset Sale, in each case net of brokers’, investment bankers’ and advisors’ (including legal, accountants, consultants and financial advisors) fees and other discounts, commissions, costs and expenses incurred in connection with such transaction (including, in the case of any Asset Sale, (i) the required repayment of any Indebtedness secured by a Lien on an asset which is the subject of such Asset Sale, (ii) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale and taxes arising out of the distribution of such cash proceeds of any Subsidiary to the Borrower and (iii) a reasonable reserve for (x) any indemnification payments (fixed or contingent) attributable to seller’s indemnities, contributions, cost sharings and representations and warranties to purchaser in such Asset Sale and (y) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such Asset Sale or casualty event, including pension and other post-employment benefit liabilities and liabilities related to environmental matters).

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.

“Obligations” means the due and punctual payment of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement or any other Loan Document other than an Assignment and Assumption and a sale of a participation pursuant to Section 10.04.

“Participant” has the meaning set forth in Section 10.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes of any kind, unemployment insurance, pension obligations and other types of social security, workers’ compensation and vacation pay, that are not yet due or required to be paid (or are not more than 30 days overdue) or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(f) easements, restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or any restrictions imposed by any grant from Her Majesty in Right of Canada or any province or territory of Canada or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) any interest or title of a lessor in the property subject to any lease other than a capital lease or a lease entered into as part of a Sale-Leaseback Transaction, in each case permitted under Section 6.01;

(h) Liens in favor of customs or revenue authorities imposed by law and arising in the ordinary course of business in connection with the importation of goods;

(i) interests of suppliers in respect of customary title retention provisions in supply contacts entered into in the ordinary course of business and with payment terms not exceeding 90 days; and

(j) rights of set-off or combination or consolidation in favor of financial institutions (other than in respect of amounts deposited to secure Indebtedness);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) (i) the Adolph Coors, Jr. Trust, (ii) any trustee of such Trust acting in its capacity as such, (iii) any Person that is a beneficiary of such trust on the date hereof, (iv) any other trust or similar arrangement for the benefit of such beneficiaries, (v) the successors of any such Persons and (vi) any Persons Controlled by such Persons; and (b) (i) Pentland Securities (1981) Inc., a Canadian corporation, (ii) Lincolnshire Holdings Inc., (iii) Nooya Investments Inc., (iv) Eric Molson and Stephen Molson, their spouses, their estates, their lineal descendants and any trusts for the benefit of such Persons (including, as to any common stock of the Borrower held by it for the benefit of such Persons, the trust established under the Voting and Exchange Trust Agreement (as defined in the Combination Agreement dated as of July 21, 2004 between the Borrower and Molson), (v) the successors of any such Persons and (vi) any Persons Controlled by such Persons.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) investments in money market mutual funds that (i) comply with the criteria set forth in Rule 2a-7 adopted by the SEC under the Investment Company Act of 1940, (ii) are rated AAA by S&P and AAA by Moody’s and (iii) have portfolio assets in excess of US$2,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates; each change in the Prime Rate shall be effective from and including the date such rate is published in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic Business Day; provided, that in the event The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate.

“Priority Indebtedness” means, without duplication, (a) all Indebtedness of any Subsidiary (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all the Obligations under the Subsidiary Guarantee Agreement), (b) all Indebtedness of the Borrower or any Subsidiary that is secured by any Lien on any asset of the Borrower or any Subsidiary, (c) all Indebtedness of the Borrower or any Subsidiary (including any Subsidiary Guarantor) that is referred to in clause (k) of the definition of Indebtedness in this Section 1.01 and (d) all Attributable Debt of the Borrower or any Subsidiary (including any Subsidiary Guarantor) in respect of Sale-Leaseback Transactions.

“Quotation Day” means, with respect to any Eurodollar Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period (which, in the case of any Eurodollar Loan, shall be date two Business Days prior to the commencement of such Interest Period). If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Receivables” means accounts receivable (including, without limitation, all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced and whether or not earned by performance) and payments owing to the Borrower or any Subsidiary from public house businesses in respect of loans made by the Borrower or any Subsidiary to such businesses.

“Reference Banks” means Deutsche Bank AG Cayman Islands Branch and any other bank reasonably selected by the Administrative Agent in consultation with the Borrower.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate outstanding Loans (or, prior to making any Loans, more than 50% of the Aggregate Commitment) at such time.

“Revolving Credit Agreement” means the Revolving Credit Agreement dated as of April 3, 2012, as amended, restated, supplemented or otherwise modified, among the Borrower, the borrowing subsidiaries party thereto, the lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent and Deutsche Bank AG, Canada Branch, as Canadian administrative agent.

“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and, as part of such arrangement, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a “Sale-Leaseback Transaction”.

“S&P” means Standard & Poor’s.

“Securitization Transaction” means (a) any transfer by the Borrower or any Subsidiary of Receivables or interests therein (together, if the Borrower elects, with all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving such Receivables and all proceeds of any of the foregoing) (i) to a trust, partnership, corporation or other entity (other than the Borrower or a Subsidiary that is not an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests in Receivables, or (ii) directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary that is not an SPE Subsidiary), or (b) any transaction in which the Borrower or a Subsidiary incurs Indebtedness or other obligations secured by Liens on Receivables. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate principal or stated amount of the Indebtedness or other securities referred to in such clause or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables transferred pursuant to such Securitization Transaction net of (i) any such Receivables that have been written off as uncollectible and (ii) any retained or other interests held by the Borrower or any Subsidiary, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on the subject Receivables. Solely for purposes of computing clause (Y) in the definition of “Consolidated Total Debt”, references in this definition (and in terms used in this definition) to “Borrower” and “Subsidiary” shall instead be deemed to refer to MillerCoors and its subsidiaries.

“Seller” means Starbev L.P., a limited partnership formed and organized under the laws of Jersey.

“Senior Notes” means each of the (a) senior unsecured notes issued by (i) Coors Brewing Company on May 7, 2002, as amended, restated and supplemented from time to time and (ii) Molson Coors Capital Finance ULC and Molson Coors International LP on September 22, 2005, as amended, restated and supplemented from time to time, (b) convertible senior notes issued by the Borrower on June 15, 2007, as amended, restated and supplemented from time to time, and (c) series A notes issued by Molson Coors International LP on October 16, 2010.

“Significant Subsidiary” means (a) each Subsidiary that directly or indirectly owns or Controls any other Significant Subsidiary, (b) each Subsidiary identified as a Significant Subsidiary on Schedule 3.13, (c) each Subsidiary designated from time to time by the Borrower as a Significant Subsidiary by written notice to the Administrative Agent, (d) each Domestic Subsidiary (other than an SPE Subsidiary) that is an obligor or Guarantor in respect of any Material Indebtedness, and (e) each other Subsidiary (other than an SPE Subsidiary) (i) the Consolidated EBITDA of which for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement) was more than the lesser of (A) 5% of the Borrower’s Consolidated EBITDA for such period and (B) US$37,500,000 or (ii) the consolidated assets of which as of the last day of the most recent period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such statements, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement) were greater than 5% of the Borrower’s consolidated total assets as of such date as shown on such financial statements. The Borrower covenants that if the total consolidated assets or the Consolidated EBITDA of the Significant Subsidiaries, together with the directly owned assets of the Borrower and the portion of Consolidated EBITDA directly attributable to income and cash flows of the Borrower, represent less than 90% of the consolidated total assets or Consolidated EBITDA of the Borrower at any relevant date or for any relevant period referred to above, the Borrower will designate Subsidiaries as Significant Subsidiaries as contemplated by clause (c) of the preceding sentence as necessary to eliminate such deficiency. For purposes of making the determinations required by this definition, the Consolidated EBITDA and assets of Foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheets of the Borrower.

“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions.

“Statutory Reserves” means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made or funded to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined, in each case expressed as a decimal.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit E, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guarantors” means each Person listed on Schedule 3.13 and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the successors and assigns of each such Person, but excluding any Person that ceases to be a Subsidiary Guarantor in accordance with the provisions of the Loan Documents.

“Target” means Starbev Holdings S.à r.l., a company incorporated in the Grand Duchy of Luxembourg.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, penalties or additions to tax thereon.

“Term Loan Agreement” means the Term Loan Agreement dated as of April 3, 2012, as amended, restated, supplemented or otherwise modified, among the Borrower, the lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the Acquisition, the borrowing of Loans, the incurrence by the Borrower of any other Indebtedness to finance the Acquisition and the use of the respective proceeds thereof on the Closing Date.

“Transaction Costs” means the total cost of the fees, commissions and expenses related to the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowing. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that amounts of Indebtedness and interest expense shall be calculated hereunder without giving effect to FAS 150 (Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity); provided further that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of

GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being understood that the financial statements delivered under Section 5.01(a) or (b) shall in all cases be prepared in accordance with GAAP as in effect at the applicable time). Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing as of the Effective Date or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a Capital Lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into.

SECTION 1.05. [Intentionally Omitted].

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower in US Dollars on the Closing Date in an aggregate principal amount not to exceed the Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled on such date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

SECTION 2.02. Loans and Borrowing. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (in which case all payments of principal and interest with respect to such Loan shall be owed to such branch or Affiliate); provided that any exercise of such option shall not reduce the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and that the Borrower’s obligation to make payments pursuant to Section 2.16 shall not increase.

(c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Request for Borrowing. To request a Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to replace a Eurodollar Borrowing Request deemed ineffective pursuant to clause (i) of Section 2.13 may be given not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; and provided further that any such notice in respect of any Borrowing to be made on the Closing Date may be given at such later time or on such shorter notice as the Administrative Agent may agree. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower; provided that such Borrowing Request may state that it is conditioned upon the consummation of the Acquisition, in which case such Borrowing Request may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified closing date) if such condition is not satisfied. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of the requested Borrowing, which shall be a Business Day;

(iii) the Type of the requested Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted]

SECTION 2.05. [Intentionally Omitted]

SECTION 2.06. Funding of Borrowing. (a) Each Lender shall make its Loan on the Closing Date by wire transfer of immediately available funds by 9:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loan available to the Borrower by crediting the amounts so received, in like funds by 10:00 a.m., New York City time, to an account of the Borrower notified by the Borrower to the Administrative Agent. The Administrative Agent shall, at the request of either the Administrative Agent or the Borrower, request that each Lender make, and each Lender agrees to make, its Loans by wire transfer of immediately available funds in US Dollars into an escrow account in the name of the Administrative Agent, on terms reasonably satisfactory to the Administrative Agent, notified by the Administrative Agent to the Lenders (such escrow account of the Administrative Agent, the “Escrow Account”), by 12:00 noon, New York City time one Business Day before the proposed date of Borrowing set forth in the Borrowing Request. Each Lender authorizes the Administrative Agent to release all amounts deposited by the Lenders into the Escrow Account (such amounts, the “Escrow Funds”) to the Borrower on the Closing Date upon the satisfaction (or waiver in accordance with Section 4.02) of each of the conditions set forth in Section 4.02; provided that, in the event the Closing Date does not occur within two Business Days of the proposed date of Borrowing set forth in the Closing Date Borrowing Request (the “Return Date”), the Escrow Funds shall be returned to the respective Lenders within one Business Day of the Return Date and applied in prepayment of the Loans. The Borrower agrees that interest shall accrue on the Loans from and including the date of the Escrow Funds being deposited in the Escrow Account.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrower, the interest rate applicable to the subject Loan (subject to the return of such interest as provided in the next sentence). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the Borrowing and the Administrative Agent shall return to the Borrower any amount (including interest) paid by the Borrower to the Administrative Agent pursuant to this paragraph.

SECTION 2.07. Interest Elections. (a) A Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. The Borrower may elect different options with respect to different portions of the Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing, then unless such Borrowing is repaid as provided herein, such Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall automatically terminate on the earlier to occur of (i) the Acquisition Longstop Date, in the event that the Closing Date has not occurred on or before such date and (ii) the termination of the Borrower’s (or its applicable Subsidiary’s) obligations under the Acquisition Agreement to consummate the Acquisition.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, or the entire amount of the Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt securities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Upon receipt by the Borrower or any of its Subsidiaries, on or after the date hereof but prior to the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale, the Commitments shall be immediately reduced in an amount equal to 100% of such Net Cash Proceeds. The Borrower shall promptly (and in any event within two Business Days) notify the Administrative Agent of receipt of such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

Any termination or reduction of the Commitments pursuant to this Section 2.08 shall be permanent. Each reduction of the Commitments pursuant to this Section 2.08 shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans made to the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts (including the Register described in Section 10.04) in which it shall record (i) the amount of the Loans made hereunder, the Type thereof, and the Interest Period applicable thereto, (ii) the amount of any principal, interest or other amount due and payable or to become due and payable from the Borrower to any Lender hereunder and (iii) the amounts received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, to the extent consistent with the Register, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form reasonably acceptable to the Borrower and the Administrative Agent, acting reasonably. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay the Loans without premium or penalty (subject to Section 2.15) in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b) Upon receipt by the Borrower or any of its Subsidiaries, on or after the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale, the Borrower shall promptly (and in any event within two Business Days) notify the Administrative Agent thereof and within three Business Days of such receipt, prepay the Loans in an amount equal to 100% of such Net Cash Proceeds. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable share of such prepayment.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any voluntary prepayment of a Borrowing pursuant to clause (a) above, (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of such prepayment and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans or portion thereof to be prepaid; provided that a notice of voluntary prepayment of the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt securities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.

(d) Except as otherwise required in connection with any mandatory prepayment, each partial prepayment of the Loans shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and for any prepayment of a Eurodollar Loan, with any additional amounts required pursuant to Section 2.15. In the event any prepayment shall be made hereunder but the Borrower shall not have selected the Borrowings to be prepaid, the Administrative Agent shall apply such prepayment (i) first, to ABR Borrowings and (ii) second, to Eurodollar Borrowings.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fees”), which shall accrue at the Applicable Rate on the daily average undrawn amount of each Commitment of such Lender, during the period from and including the date that is 45 days following the date hereof to (but excluding) the date on which such Commitment terminates; provided, that (unless the Closing Date shall have then occurred) such Applicable Rate shall automatically increase by 0.10% per annum on and following October 3, 2012. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which such Commitments terminate. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee, each in an amount and on each date as set forth below:

(i) 0.50% of the principal amount of the Loan of such Lender outstanding at 5:00 p.m., New York City time, on the date that is 90 days after the Closing Date;

(ii) 0.75% of the principal amount of the Loan of such Lender outstanding at 5:00 p.m., New York City time, on the date that is 180 days after the Closing Date; and

(iii) 1.25% of the principal amount of the Loan of such Lender outstanding at 5:00 p.m., New York City time, on the date that is 270 days after the Closing Date.

(c) [Intentionally Omitted].

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear (subject to the following provisions of this Section) interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, in the event that any “Demand Failure Event” occurs as defined in and pursuant to the terms of the Fee Letter and while it is continuing, either Arranger delivers written notice to the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof) and the Borrower requiring that the interest rate applicable to the Loans be increased, then the interest rate applicable to all Loans shall be increased to a rate per annum such that the weighted average yield (inclusive of any original issue discount and upfront fees paid in connection with the syndication of the Loans) of the Loans equals the applicable “Rate Cap” (as defined in the Fee Letter) during the period commencing on and including the date that the Administrative Agent and the Borrower have received such notice and ending on but excluding the date that such “Demand Failure Event” has been cured.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan under Section 2.10(a) prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans as Eurodollar Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests a Eurodollar Borrowing shall be ineffective and the Borrower may instead request an ABR Borrowing not later than 12:00 noon, New York City time, on the date of the proposed Borrowing and (ii) any Interest Election Request that requests the conversion or continuation of any Borrowing as a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as an ABR Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition or Tax affecting this Agreement or Eurodollar Loans made by such Lender, other than any Indemnified Taxes, Excluded Taxes or Other Taxes;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), other than any Indemnified Taxes, Excluded Taxes or Other Taxes, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurodollar Loan or the right to receive payment other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense actually incurred and attributable to such event but excluding loss of anticipated profits. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Administrative Agent (who shall promptly inform the Borrower of the contents thereof) and shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Subject to all the provisions of this Section 2.16 and except as required by law, any and all payments by or on account of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes (not otherwise addressed in Section 2.16(a)) to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest or costs are attributable to the gross negligence or willful misconduct by a Lender or the Administrative Agent), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Such Lender or Administrative Agent shall give the Borrower written notice of any payment of Indemnified Taxes or Other Taxes to be made hereunder with respect to which the Borrower has an indemnity obligation, but the failure of such Lender or Administrative Agent to give such notice shall not limit its right to receive indemnification hereunder, except that a failure to give such notice will constitute gross negligence or willful misconduct for purposes of the first sentence of this clause (c) to the extent penalties, interest or costs are incurred solely as a result of the failure to give such notice. Such Lender or Administrative Agent shall use reasonable efforts to cooperate with the Borrower in seeking a refund or return of such payment of Indemnified Taxes or Other Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that claims to be entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower to whom a Lender has made a Loan is organized or resident for tax purposes, or any treaty to which such jurisdiction is a party, or any other jurisdiction with respect to which the Administrative Agent or Lender receives written notice of such exemption from the Borrower with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Such documentation shall include, as applicable and without limitation, (x) properly completed and executed U.S. Internal Revenue Service Forms W-8BEN, W-8ECI, W-8IMY (including the appropriate attachments thereto) or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from United States withholding tax along with any other documentation required by applicable law, (y) where claiming exemption under Section 871(h) or 881(c) of the Code, a statement signed under penalty of perjury that such Person is not (1) a “bank” as described in Section 881(c)(3)(A) of the Code, (2) a 10% shareholder of the Borrower (within the meaning if Section 871(h)(3)(B) of the Code) or (3) a controlled foreign corporation related to the Borrower or any Loan Party within the meaning of Section 864(d)(4) of the Code, together with a properly completed U.S. Revenue Service Form W-8BEN and (z) a properly completed and executed U.S. Internal Revenue Service Form W-9. In addition, if a payment made to the Administrative Agent or Lender under this Agreement or in respect of any Obligation of the Borrower would be subject to United States withholding tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) and such Person is claiming or seeking to claim an exemption from withholding under FATCA, such Person shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Person has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Such Lender or Administrative Agent shall indemnify and hold harmless the Borrower from any penalties, interest or other costs incurred by the Borrower solely as a result of the failure of such Lender or the Administrative Agent to comply properly with such documentation requirements.

(f) The Administrative Agent or each Lender, on the date it becomes the Administrative Agent or a Lender hereunder (or designates a new lending office), will designate lending offices for the Loans to be made and held by it, and represents and warrants that, on such date (but without giving effect to any Change in Law after the date hereof), it will not be liable and the Borrower will not be required to withhold or deduct for any withholding tax that is imposed by the United States of America on payments by the Borrower except if such Lender (or assignor, if any) was, at the time of designation of a new lending office (or assignment), unable to comply with this Section 2.16(f) because of a change in applicable law (and would have been able to comply on the date that the applicable Lender or assignor became a Lender hereunder). The Administrative Agent and each Lender shall provide documentation to the Borrower (with a copy to the Administrative Agent pursuant to Section 2.16(e)) prescribed by applicable law or reasonably requested by the Borrower to establish the foregoing. If the Administrative Agent or a Lender is unable to comply with this Section 2.16(f) because of a change in applicable law described above, the Administrative Agent or such Lender shall provide the Borrower with (i) adequate information as will permit the Borrower to determine the applicable rate of withholding tax and (ii) any additional properly completed and executed documentation reasonably requested by the Borrower which is necessary to make such withholding on a payment made hereunder. The Administrative Agent or each Lender shall indemnify the Borrower for the full amount of Excluded Taxes paid or required to be paid by the Borrower on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any Loan Document as a result of the Administrative Agent’s or such Lender’s failure to comply with this Section 2.16(f).

(g) If a Lender or the Administrative Agent (each a “Finance Party”) receives a refund or credit in respect of Indemnified Taxes or Other Taxes pursuant to this Section 2.16 and, in the case of a credit, such credit reduces the Tax liability of the Finance Party and is in the good faith opinion of the relevant Finance Party both identifiable and quantifiable without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying, the Finance Party will pay over the amount of such refund or credit to the Borrower to the extent the Finance Party has received indemnity payments or additional amounts pursuant to this Section 2.16, net of all out-of-pocket expenses incurred in obtaining such refund or credit and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, however, that the Borrower, upon the request of the Finance Party, agrees to repay the amount it received to the Finance Party within 30 days of such request, plus penalties, interest or other charges imposed by the relevant Governmental Authority (except to the extent such penalties or other charges are incurred solely as a result of the gross negligence or willful misconduct of the relevant Finance Party), if the refund or credit is subsequently disallowed or cancelled. Amounts payable to the Borrower under this clause (g) with respect to a refund received by a Finance Party will be paid to the Borrower within 30 days of receipt of such refund by the Finance Party. Amounts payable under this clause (g) with respect to a credit realized by a Finance Party will be paid within 30 days of the determination by the Finance Party that the credit reduced the Tax liability of such Finance Party.

(h) [Intentionally Omitted].

(i) This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., New York City time (unless a different time is specified under a particular provision hereof or thereof), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified in Schedule 2.17 or, in any such case, to such other account as the Administrative Agent shall from time to time specify reasonably in advance of the date of the required payment in a notice delivered to the Borrower; provided that such payments shall be subject to the principles of Section 2.16(f) (substituting “Administrative Agent” for “Lender” and “account” for “lending offices”). The Administrative Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof to the appropriate lending office or other address specified by such Lender or other Person. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount or indemnify any Person pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign (in accordance with and subject to the restrictions contained in Section 10.04) its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such assignment.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) any Loan Party is required to pay any additional amount or indemnify any Person pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or (iv) any Lender refuses to consent to any amendment or waiver of any Loan Document that requires the consent of all Lenders (or of each affected Lender, where such Lender is an affected Lender) and such amendment or waiver is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, but with the cooperation of the Administrative Agent, upon notice to such Lender and the Administrative Agent, require such Lender (a “Replaced Lender”) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i)

the Borrower shall have received the prior written consent of the Administrative Agent if such consent would be required under Section 10.04(b), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In connection with any such replacement, if any such Replaced Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one (1) Business Day of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaced Lender.

SECTION 2.19. [Intentionally Omitted].

SECTION 2.20. [Intentionally Omitted].

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue from and after the time such Lender becomes a Defaulting Lender on the undrawn portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) [Intentionally Omitted];

(c) the outstanding Commitment and Loans, if any, of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action under this Agreement (including any consent to any amendment, waiver or modification pursuant to Section 10.02), provided that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or that would (i) change the percentage of Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (ii) amend this Section 2.21 or Section 10.02 in a manner which affects such Defaulting Lender differently than other Lenders and is adverse to such Defaulting Lender, (iii) increase or extend the Commitment of such Defaulting Lender or subject such Defaulting Lender to any additional obligations (it being understood that any amendment, waiver or consent in respect of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitment of any Lender or an additional obligation of any Lender), (iv) reduce the principal of the Loans made by such Defaulting Lender or (v) postpone the scheduled date for any payment of principal of, or interest on, the Loans made by such Defaulting Lender, shall in each case require the consent of such Defaulting Lender (which consent shall be deemed to have been given if such Defaulting Lender fails to respond to a written request for such consent within 30 days after receipt of such written request);

(d) [Intentionally Omitted];

(e) [Intentionally Omitted];

(f) in the event that the Administrative Agent and the Borrower each agree (acting reasonably) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Defaulting Lender to hold such Loans in accordance with its share of the outstanding Commitments at the time;

(g) the operation of any provision of this Section 2.21, will not (i) constitute a waiver or release of any claim the Borrower, the Administrative Agent or any other Lender may have against such Defaulting Lender, or (except with respect to clause (f) above) cause such Defaulting Lender to be a Non-Defaulting Lender, or (ii) except as expressly provided in this Section 2.21, excuse or otherwise modify the performance by the Borrower of its obligations under this Agreement and the other Loan Documents; and

(h) anything herein to the contrary notwithstanding, the Borrower may (i) require such Lender to assign and delegate all its interests, rights and obligations under the Loan Documents in accordance with Section 2.18(b) or (ii) terminate the unused amount of the Commitment of a Defaulting Lender on a non-pro rata basis upon notice to the Administrative Agent (which shall promptly notify the Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders, as of the Effective Date and as of the Closing Date (but subject to Section 4.03 and Section 7.01), that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent such concepts are applicable), in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate or partnership and, if required, stockholder action. Each of the Loan Documents has been duly executed and delivered by each Loan Party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate or result in a default under any material agreement or other material instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries and (e) will not violate the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries, except, in the case of clause (a), (b), (c) and (d), to the extent that failure to comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2011, reported on by PricewaterhouseCoopers LLP, independent public accountants, and such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP. The Borrower has heretofore furnished to the Lenders the consolidated balance sheets and statements of income, stockholders equity and cash flows of MillerCoors as of and for the fiscal year ended December 31, 2011, reported on by PricewaterhouseCoopers LLP, independent public accountants.

(b) Since December 31, 2011, there has not occurred or become known any event or circumstance that constitutes or would reasonably be expected to result in a material adverse change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Borrower and the Subsidiaries has good title to, valid leasehold interests in, or valid licenses of, all its real and personal property material to its business, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, except for any intellectual property the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters and other matters disclosed in the most recent annual report of the Borrower filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011) or (ii) that involve this Agreement or any other Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default (other than as a result of any representation or warranty (other than the Certain Funds Representations) proving to be incorrect in any material respect) has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate have fulfilled their obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code and have not incurred, and could not reasonably be expected to incur, any liability to the PBGC under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(b) [Intentionally Omitted].

SECTION 3.11. Disclosure. Neither (a) to the best of the Borrower’s knowledge (with respect to information relating to the Target and its subsidiaries, to the Borrower’s knowledge), the information relating to the Borrower and the Subsidiaries or to the credit facilities established hereby set forth in the Information Memorandum nor (b) with respect to information relating to the Target and its subsidiaries, to the Borrower’s knowledge, any of the other reports, financial statements, certificates or other written information (other than projections, estimates, forecasts, budgets and other forward looking information concerning the Borrower and its Subsidiaries (collectively, the “Projections”) and other forward looking information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this

Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains, as of the date furnished (and taken together with all other information then or theretofore furnished) any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect the Projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time (it being understood that such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the Borrower’s control, that no assurances can be given that the projections will be realized and that actual results may be materially different).

SECTION 3.12. Margin Stock. Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the Loans will be used to purchase or carry any Margin Stock, to refinance any Indebtedness originally incurred for any such purpose or in any other manner that would violate any provision of Regulation U or X of the Board.

SECTION 3.13. Subsidiaries; Guarantee Requirement. Schedule 3.13 correctly sets forth, as of the date hereof, (a) the name and jurisdiction of organization of each Domestic Subsidiary that is a Significant Subsidiary and each Subsidiary Guarantor and (b) the ownership of all the outstanding Equity Interests in each such Subsidiary (other than any Equity Interests owned by Persons other than the Borrower and the Subsidiaries).

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 10.02), on or before the Acquisition Longstop Date of each of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent, the Arrangers and the Lenders shall have received all fees required to be paid on or prior to the Effective Date by the Borrower hereunder or under any other Loan Document, and all expenses required to be paid on or prior to the Effective Date by the Borrower hereunder or under any other Loan Document for which invoices have been presented at least 3 days prior to the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date and such notice shall be conclusive and binding.

SECTION 4.02. Closing Date. The obligation of each Lender to make Loans on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.02), on or before the Acquisition Longstop Date of each of the following conditions:

(a) The Effective Date shall have occurred.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) each substantially in the form attached hereto as Exhibit F of (i) the Deputy General Counsel of the Borrower, (ii) Kirkland & Ellis LLP, special US counsel for the Borrower, (iii) McCarthy Tétrault LLP, special Canadian counsel for certain of the Canadian Subsidiaries and (iv) Cox & Palmer, special Nova Scotia counsel for certain of the Canadian Subsidiaries.

(c) The Administrative Agent shall have received (i) such customary documents, resolutions and secretary’s certificates relating to the organization, existence and good standing (to the extent applicable in the jurisdiction of organization of the Borrower and Guarantors) of the Loan Parties, and the authorization of (x) in the case of the Guarantor, the Loan Documents and (y) the Borrower, the Transactions, each in the form attached hereto as Exhibit G and (ii) at least 5 Business Days prior to the Closing Date (to the extent requested by any Arranger or Lender in writing at least 10 Business Days prior to the Closing Date), all documentation required under applicable related “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(d) The Guarantee Requirement shall be satisfied; provided that to the extent that any Guarantee is not delivered on the Closing Date, the delivery of such Guarantee shall be delivered by the Borrower (x) no later than 30 days (or such longer period as the Administrative Agent may agree) after the Closing Date for existing Subsidiaries of the Borrower and (y) no later than 60 days (or such longer period as the Administrative Agent may agree) after the Closing Date for the Target and its subsidiaries.

(e) The Administrative Agent, the Arrangers and the Lenders shall have received all fees required to be paid on or prior to the Closing Date by the Borrower hereunder or under the Fee Letter, and all expenses required to be paid on or prior to the Closing Date by the Borrower hereunder or under the Commitment Letter for which invoices have been presented at least 3 Business Days prior to the Closing Date.

(f) (i) The Certain Funds Representations shall be true and correct on the Closing Date and (ii) no Certain Funds Default shall have occurred and be continuing at the time of, or would result from the extension of the Loans on, the Closing Date.

(g) The Acquisition shall have been, or substantially concurrently with the initial funding of the Loans shall be, consummated in accordance with terms of the Acquisition Agreement and there shall have been no amendment, modification or waiver of any provision thereof or any consent provided thereunder, in each case which is materially adverse to the interests of the Lenders without each Arranger’s prior written consent (such consent not to be unreasonably withheld or delayed).

(h) The Administrative Agent shall have received (i) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter ended subsequent to December 31, 2011 and at least 45 days prior to the Closing Date; and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries for each subsequent fiscal quarter ended subsequent to December 31, 2011 and at least 45 days prior to the Closing Date (in each case prepared in accordance with International Financial Reporting Standards) and pro forma financial statements of the Borrower.

(i) The Administrative Agent shall have received (i) a certificate substantially in the form of Exhibit B, dated the Closing Date and signed by a Financial Officer, demonstrating that the Borrower and its Subsidiaries are, on a consolidated basis solvent at the Closing Date immediately after giving effect to the Transactions and (ii) a certificate, dated the Closing Date, signed by a Financial Officer substantially in the form of Exhibit H.

(j) The Borrower shall have delivered a Borrowing Request in accordance with Section 2.03.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.03. Actions during the Certain Funds Period.

(a) During the Certain Funds Period, neither the Administrative Agent nor any of the Lenders will refuse to make any Borrowing available to the Borrower pursuant to Article II (notwithstanding any provision of any Loan Document to the contrary, it being understood that this provision shall not be deemed to increase the Commitment of any Lender or oblige the Administrative Agent to fund any Commitment on behalf of a Lender) unless:

(i) any of the conditions in Section 4.02 has not been satisfied or specifically waived in writing in accordance with Section 10.02; or

(ii) a Certain Funds Default has occurred and is continuing; or

(iii) it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations to lend or participate or maintain its participation in any Loan.

(b) Without prejudice to clause (a), during the Certain Funds Period, no Lender shall:

(i) cancel any of its Commitments;

(ii) exercise any right of acceleration, termination, cancellation, set-off or counterclaim in respect of any Borrowing for the purposes set forth in Section 5.08;

(iii) exercise any right to terminate or suspend its obligation to make any Borrowing for the purposes set forth in Section 5.08;

(iv) exercise any right of rescission in respect of any Loan Document in respect of any Borrowing for the purposes set forth in Section 5.08; or

(v) take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Borrowing for the purposes set forth in Section 5.08 during the Certain Funds Period;

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders as to itself and the Subsidiaries that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will (or, with respect to the financial statements relating to MillerCoors pursuant to clauses (a) and (b) below, use its commercially reasonable efforts to) furnish to the Administrative Agent (which shall distribute such materials to each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (with the opinion of such financial statements not containing (i) a “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit that results from restrictions imposed by the Borrower on the audit procedures carried out by its independent public accountants) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and within 90 days after the end of each fiscal year of MillerCoors, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and within 45 days after the end of each of the first three fiscal quarters of each fiscal year of MillerCoors, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and, if the effect of such change shall have been deferred under Section 1.04 for purposes of Section 6.05 or any other provision hereof, reconciling, as applicable, the calculations referred to in clause (ii) above or any calculations required under any other provision with the financial statements delivered under clause (a) or (b) above, and (iv) confirming compliance with the requirements set forth in the definition of “Guarantee Requirement” and attaching a revised form of Schedule 3.13 showing all additions to and removals from the list of Subsidiary Guarantors since the date of the most recently delivered Schedule 3.13 (or confirming that there have been no changes from such most recently delivered Schedule 3.13);

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines or in accordance with the normal commercial practices of such accounting firm);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f) promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(g) promptly following the request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to the clauses above or pursuant to Section 5.02(b) or (d) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted on the Borrower’s website on the Internet at www.molsoncoors.com (or such other address as the Borrower shall provide to the Lenders) or by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Administrative Agent providing notice of such posting or availability); provided that the Borrower shall deliver paper copies of such information to the Administrative Agent for any Lender that requests such delivery through the Administrative Agent. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (which shall distribute such materials to each of the Lenders) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the (i) occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (ii) receipt of any notice indicating any intention by the PBGC to terminate any Plan, or (iii) receipt of any notice indicating any intention by a multiemployer plan to obtain any withdrawal liability from the Borrower or any of its Subsidiaries or ERISA Affiliates (provided such withdrawal liability could reasonably be expected to exceed US$50,000,000); and

(d) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered (or deemed to have been delivered) under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited by Section 6.03.

SECTION 5.04. Payment of Taxes. The Borrower will, and will cause each of the Subsidiaries to, pay its material Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or generally applicable accounting principles in the relevant jurisdiction) or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by casualty excepted, except where the failure to take such actions could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as shall be determined by the officers of the Borrower in the exercise of their reasonable judgment to be consistent with prudent business practices.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct in all material respects entries are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, so long as the Borrower has been provided the opportunity to be present, its independent accountants, all at such reasonable times and as often as reasonably requested. All visitation requests by Lenders shall be made through the Administrative Agent, and the Administrative Agent and the Lenders shall endeavor to coordinate such visits in order to minimize expense and inconvenience to the Borrower.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws, ERISA and Applicable Canadian Pension Legislation, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used solely to finance the Transactions, including the repayment of Indebtedness of the Target and its subsidiaries, and the Transaction Costs.

SECTION 5.09. Guarantee Requirement; Elective Guarantors. (a) Subject to Section 4.02(d), the Borrower will cause the Guarantee Requirement to be satisfied at all times on and following the Closing Date.

(b) With respect to any Subsidiary that is not required to Guarantee the Obligations pursuant to the Guarantee Requirement, the Borrower may (but is not required to), at any time upon three Business Days’ notice to the Administrative Agent, cause any such Subsidiary to become a Subsidiary Guarantor (such Subsidiary, an “Elective Guarantor”) by such Subsidiary executing and delivering to the Administrative Agent a supplement to the Subsidiary Guarantee Agreement. So long as no Default would result from such release, (i) if all of the capital stock of an Elective Guarantor owned by the Borrower or a Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement or (ii) in the event that, immediately after giving effect to the release of any Elective Guarantor’s Guarantee, all of the Indebtedness of the non-Subsidiary Guarantors is permitted under Section 6.01, then, in each case, such Guarantee shall automatically be released promptly following the Borrower’s request, the Administrative Agent shall execute such further evidence of release of such Elective Guarantor pursuant to this Section 5.09(b) from its Guarantee.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders as to itself and the Subsidiaries that:

SECTION 6.01. Priority Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Priority Indebtedness other than:

(a) Indebtedness under (i) this Agreement, (ii) the Subsidiary Guarantee Agreement, (iii) the Existing Credit Agreement up to an aggregate principal amount of US$650,000,000 (and related Guarantees thereof), (iv) the Revolving Credit Agreement up to an aggregate principal amount of US$400,000,000 (and related Guarantees thereof) and (v) the Term Loan Agreement up to an aggregate principal amount of US$300,000,000 (and related Guarantees thereof); provided, that such Indebtedness shall not have the benefit of Liens provided by the Borrower or any Subsidiary that does not equally benefit the holders of the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 6.01, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that no additional Subsidiaries (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all of the Obligations and, in the case of Indebtedness of any Foreign Subsidiary, subsidiaries of such Foreign Subsidiary that are required to become Guarantors under the terms of such Indebtedness as in effect on the date hereof) will be added as obligors or Guarantors in respect of any Indebtedness referred to in this clause (b) and no such Indebtedness shall be secured by any additional assets (other than as a result of any Lien covering after-acquired property in effect on the date hereof);

(c) the Senior Notes and the 2012 Senior Notes and in each case related Guarantees of the Borrower and Subsidiary Guarantors (but not of any Subsidiary that is not a Subsidiary Guarantor with respect to all of the Obligations); provided that the Senior Notes and the 2012 Senior Notes shall not have the benefit of any Guarantees, Liens or other credit support that does not equally benefit the holders of the Obligations;

(d) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary, or Indebtedness of the Borrower to any Subsidiary; provided that no such Indebtedness shall be assigned to a Person other than the Borrower or a Subsidiary;

(e) Indebtedness (including Capital Lease Obligations and Attributable Debt in respect of Sale-Leaseback Transactions) incurred to finance the acquisition, construction or improvement of, and secured by, any fixed or capital assets (including real property), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or Guarantors in respect thereof and that are not secured by any additional assets; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(f) Indebtedness of any Person that becomes a Subsidiary after the Effective Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and indebtedness which may be incurred to provide for the near-term working capital needs of any such Person under any revolving credit or similar facility that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals or replacements of any of the Indebtedness referred to above in this clause that do not increase the outstanding principal amount thereof (or in the case of revolving credit facilities, the outstanding total commitment thereof) or add additional Subsidiaries (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all of the Obligations and, in the case of Indebtedness of any Foreign Subsidiary, subsidiaries of such Foreign Subsidiary that are required to become Guarantors under the terms of such Indebtedness as in effect on the date hereof) as obligors or Guarantors in respect thereof and that are not secured by any additional assets (other than as a result of any Lien covering after-acquired property that shall be in effect at the time such Person becomes a Subsidiary);

(g) Indebtedness of any Subsidiary as an account party in respect of letters of credit backing obligations of any Subsidiary that do not constitute Indebtedness (other than performance, surety, appeal or similar bonds to the extent constituting Indebtedness);

(h) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or letters of credit, appeal bonds, surety bonds or performance bonds securing the performance of the Borrower or any Subsidiary pursuant to such agreements, in connection with acquisitions or dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries or otherwise in the ordinary course of business;

(i) Indebtedness consisting of (or connected with) industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority;

(j) Securitization Transactions to the extent that the aggregate amount, without duplication, of all Securitization Transactions does not at any time exceed US$100,000,000 in respect of Securitization Transactions relating to loans made to bars, pubs and other similar establishments in the United Kingdom or US$400,000,000 in respect of other Securitization Transactions;

(k) other Priority Indebtedness in an aggregate amount outstanding at any time not greater than 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement); and

(l) Indebtedness arising under a guarantee or indemnity given by the Borrower or any Subsidiary in favor of a bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Borrower or any Subsidiary.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens securing or deemed to exist in connection with Priority Indebtedness (other than Indebtedness referred to in paragraphs (c) and (d) of Section 6.01) to the extent such Priority Indebtedness is permitted under Section 6.01;

(b) Permitted Encumbrances;

(c) Liens in connection with Hedging Agreements, the aggregate principal amount of the obligations under which does not exceed US$250,000,000;

(d) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof (or on improvements or accessions thereto or proceeds therefrom) and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary other than improvements and accessions to the assets to which it originally applies and proceeds of such assets, improvements and accessions and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens in favor of any Governmental Authority to secure obligations pursuant to the provisions of any contract or law;

(g) Liens to secure obligations of the Borrower to any Subsidiary Guarantor;

(h) Liens to secure obligations of a Subsidiary to the Borrower or any other Subsidiary; and

(i) other Liens not specifically listed above securing obligations (other than Indebtedness) not to exceed US$50,000,000 at any one time outstanding.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and whether directly or through the merger of one or more Subsidiaries) assets representing all or substantially all the assets of the Borrower and the Subsidiaries (whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of this Agreement, and businesses reasonably related thereto.

SECTION 6.04. Transactions with Affiliates. The Borrower will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, purchase, lease or otherwise acquire any property or assets from or otherwise engage in any other transactions with any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 6.05. Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed: (i) during the period from the date hereof to and including September 30, 2012, 4.00:1.00, (ii) during the period from October 1, 2012 to and including March 31, 2013, 3.75:1.00, and (iii) thereafter, 3.50:1.00, in each case determined: (a) as of the last day of each fiscal quarter of the Borrower or (b) at any time, if and for so long as (in the case of this clause (b)) compliance with the “Leverage Ratio” under the Existing Credit Agreement is also determined at any time or the definition of “Leverage Ratio” under the Existing Credit Agreement is not consistent with the definition of Leverage Ratio in this Agreement.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or any material information contained in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made, deemed made or delivered;

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or 5.09 (if such failure under Section 5.09 shall continue for five Business Days) or in Article VI;

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement, any other Loan Document or the Fee Letter (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or that enables or permits (after all applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (or (i) in the case of any Securitization Transaction constituting Material Indebtedness, that enables or permits the investors or purchasers to terminate purchases of Receivables or interests therein or to require the repurchase of all outstanding Receivables by the Borrower or a Subsidiary, in either case, prior to its scheduled termination or (ii) any default or similar event under a Hedging Agreement constituting Material Indebtedness that enables or permits a counterparty to terminate such Hedging Agreement and require any termination or similar payment to be made thereunder); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of US$50,000,000 shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged and unvacated for a period of 30 consecutive days during which execution shall not be effectively stayed, or a judgment creditor shall have attached or levied upon any material assets of the Borrower or any Significant Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) the guarantee of any Subsidiary Guarantor under the Subsidiary Guarantee Agreement shall not be (or shall be asserted by the Borrower or any Subsidiary Guarantor not to be) valid or in full force and effect (except in the case of any release of any guarantee of any Subsidiary Guarantor in accordance with the terms of the Subsidiary Guarantee Agreement); or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section (other than subclause (vii) of such clause (i)), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans to be due and payable in whole or in part

(in which case any principal amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest on the Loans and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately (except as provided above), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, however, that (notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document) the Administrative Agent and the Required Lenders shall not be permitted to take any such action pursuant to clause (i) or (ii) above during the Certain Funds Period unless an Event of Default which is a Certain Funds Default shall have occurred and be continuing; and in case of any event described in clause (h) or (i) of this Section with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. [Intentionally Omitted].

SECTION 7.03. [Intentionally Omitted].

ARTICLE VIII

[Intentionally Omitted]

ARTICLE IX

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, Morgan Stanley Senior Funding, Inc. is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders, each assignee of any Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement in the event that all the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than the Borrower or an Affiliate of the Borrower in a transaction not prohibited by this Agreement. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

With respect to the Loans made by it under this Agreement, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties under the Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and in good faith believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

In taking any discretionary action hereunder, or in determining whether any provision hereof is applicable to any event, transaction or circumstance, the Administrative Agent may, in its discretion, but shall not be required (unless required by any other express provision hereof) to, communicate such proposed action or determination to the Lenders prior to taking or making the same, and shall be entitled (subject to any otherwise applicable requirement of Section 10.02(b)), in the absence of any contrary communication received from any Lender within a reasonable period of time specified in such communication from the Administrative Agent, to assume that such proposed action or determination is satisfactory to such Lender.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Borrower shall have the right, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), to appoint a successor; provided, that if a Default has occurred and is continuing, the Required Lenders, and not the Borrower, shall have the right, in consultation with the Borrower, to appoint such successor. If no successor shall have been so appointed by the Borrower (or, if applicable, the Required Lenders) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. If neither the Borrower (or, if applicable, the Required Lenders) nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against such Administrative Agent by the United States Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective) unless such failure was due to the gross negligence or willful misconduct of such Agent. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Article. The agreements in this Article shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the Arrangers shall have any duties or obligations under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent or a Lender hereunder.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent. Nothing herein shall be deemed to give the Administrative Agent the right to vote the claim of any Lender in any such proceeding pursuant to such Debtor Relief Law.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202, Attention of Treasurer (telecopy no. 303-927-2329), with a copy to Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202, Attention of Chief Financial Officer (Fax: (303) 927-2416) and Chief Legal Officer (telecopy no. 303-927-927-2416);

(ii) if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, Brooklyn, New York 11201, Attention of Michael Gavin/Jonathan Cohen (telephone: 718-754-4041/718-754-2767, telecopy no. 718-233-2132, E-mail: primarydocs@morganstanley.com); and

(iii) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (subject to clause (c) below) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that the waiver of any Default or Event of Default shall not constitute an increase in the Commitment of such Lender), (ii) reduce the principal amount of any Loan, or reduce the Applicable Rate, or reduce any fees payable hereunder, without the written consent of each Lender owed such amount, (iii) postpone the date of any scheduled payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender owed such amount or which holds such Commitment, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or amend the pro rata treatment of each reduction of the Commitments under Section 2.08, without the written consent of each Lender, (v) change any of the provisions of this Section or reduce the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, or (vi) release all or substantially all the Subsidiary Guarantors from its or their obligations under the Subsidiary Guarantee Agreement, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(c) Notwithstanding the foregoing or any other provision of this Agreement, the Borrower and the Subsidiary Guarantors will promptly enter into any amendment to this Agreement or any other Loan Document (and the Administrative Agent is hereby irrevocably authorized by each Lender to enter into such amendment on behalf of such Lender) to the extent reasonably requested by either Arranger (x) to give effect to any applicable “market flex” provisions in accordance with Section 2 of the Fee Letter and (y) to incorporate any minor changes to this Agreement or any other Loan Document that are reasonably requested by prospective Lenders, and are reasonably acceptable to the Borrower, during the primary syndication of the Commitments and the Loans (provided that such minor changes pursuant to this clause (y) are not materially adverse to the Borrower or inconsistent with the terms and conditions of the Commitment Letter) (it being understood and agreed that no Arranger may request any amendment or modification to Section 4.02 if such amendment or modification would impose new or additional conditions precedent to, or otherwise expand, the conditions precedent to Borrowing set forth therein).

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent and its Affiliates (limited in the case of legal fees, the reasonable fees, charges and out-of-pocket disbursements of Weil, Gotshal & Manges LLP and Blake, Cassels & Graydon LLP only and, with respect to any amendment, modification or waiver, one counsel per jurisdiction and any other counsel to the extent required by conflicts of interest), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (limited in the case of legal fees of (x) with respect to the Administrative Agent, the reasonable fees, charges and out-of-pocket disbursements of Weil, Gotshal & Manges LLP and Blake, Cassels & Graydon LLP, one counsel per jurisdiction and any other counsel to the extent required by conflicts of interest, and (y) with respect to all of the Lenders combined, the reasonable fees, charges and out-of-pocket disbursements of one counsel per jurisdiction and any other counsel to the extent required by conflicts of interest) in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify each Arranger, the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and out-of-pocket disbursements of any counsel for any Indemnitee, other than Taxes which, in all cases, are subject to indemnity only pursuant to Section 2.16, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans or Commitments at the time (or most recently prior to such time).

(d) To the extent permitted by applicable law, the Borrower, the Administrative Agent and the Lenders shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender thereto (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (other than to any Competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) the Administrative Agent and, except in the case of an assignment (A) to a Lender or a Lender Affiliate, (B) at a time when an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing or (C) with respect to assignments (such assignments to be made in accordance with Section 2 of the Commitment Letter) in connection with the syndication of the Commitments and Loans by the “Commitment Parties” (as defined in the Commitment Letter), to the extent such consent is not required pursuant to Section 2 of the Commitment Letter, the Borrower must give its prior written consent to such assignment (which consent in each case shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, which shall contain, without limitation, a representation and warranty from the assignee that such assignee is not a Competitor, together with a processing and recordation fee of US$3,500 (it being understood that such fee is not payable by the Borrower), (iv) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrower, the Administrative Agent and each other Lender hereunder (and interest accrued thereon), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the documentation required to be delivered under Sections 2.16(e) and (f) and (vi) no assignee shall be entitled to receive any greater payment under Section 2.16 than the assigning Lender would have been entitled to receive with respect to the assigned interest unless the entitlement to receive any additional amounts under Section 2.16 arises as a result of a change in applicable law after the date such assignee becomes a party to this Agreement. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding the foregoing, if the consent of the Borrower is required pursuant to this Section 10.04(b) in connection with any proposed assignment, then the Borrower shall be deemed to have consented to such proposed assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice of such proposed assignment.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything in this Agreement to the contrary, the Loans and Commitments are intended to be treated as registered obligations for tax purposes and the right, title and interest of the Lenders in and to such Loans and Commitments shall be transferable only in accordance with the terms hereof. This Section 10.04(c) shall be construed so that the Loans and Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than to any Competitor) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender entitled to such benefits and had acquired its interest by assignment pursuant to paragraph (b) of this Section, but only to the extent that such Participant agrees to comply with and be subject to Section 2.16 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the existence or identity of any Participant or any information relating to a Participant’s interest in the Loans or other obligations under this Agreement) except (i) to the extent that such disclosure is necessary to establish that such Loans or other obligations are in registered form under Section 5f.103-1(c) of the applicable United States Treasury Regulations or (ii) with respect to any Person whose interest in the Obligations is treated as a participation by reason of the penultimate sentence of Section 10.04(b). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with and be subject to Section 2.16 as though it were a Lender.

(g) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to Section

2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank and such Granting Bank shall for all purposes remain the Lender of record hereunder. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. No SPC (or any Person receiving a payment through such SPC) shall be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16 (or any other increased costs protection provision) than the applicable Lender would have been entitled to receive with respect to the interests transferred to such SPC; provided that each SPC (or any Person receiving a payment through such SPC) shall be entitled to the benefits of Section 2.16 only to the extent such Person agrees to comply with and be subject to Section 2.16 as if it were a Lender. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04 other than Section 10.04(d), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (if consented to by the Borrower and Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans (but not relating to the Borrower, except with the Borrower’s consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. To the extent provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided, however, that the interpretation of any provision of the Acquisition Agreement referred to herein shall be in accordance with English law without regard to conflict of law principles that would result in application of any law other than English law.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, subject, if reasonably practicable and legally permissible, to prior notice to the Borrower, (d) to any other party to this Agreement, (e) to the extent necessary for the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, other than Competitors) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or its Subsidiaries or Related Persons or their respective business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the Borrower. The obligations of the parties contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.15. USA Patriot Act. Each Lender hereby notifies the Borrower and each Subsidiary Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Subsidiary Guarantor in accordance with the USA Patriot Act.

SECTION 10.16. [Intentionally Omitted]

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MOLSON COORS BREWING COMPANY

By	/s/ Julio O. Ramirez
Name: Julio O. Ramirez
Title: Vice President, Treasurer, Tax and Strategic Finance

Signature Page to Bridge Loan Agreement – Molson Coors Brewing Company

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By	/s/ Anish Shah
	Name:	Anish Shah
	Title:	Authorized Signatory

Signature Page to Bridge Loan Agreement – Molson Coors Brewing Company

MORGAN STANLEY BANK, N.A., as a Lender

By	/s/ Anish Shah
	Name:	Anish Shah
	Title:	Authorized Signatory

Signature Page to Bridge Loan Agreement – Molson Coors Brewing Company

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as a Lender

By	/s/ John S. McGill
	Name:	John S. McGill
	Title:	Director

By	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

Signature Page to Bridge Loan Agreement – Molson Coors Brewing Company

SCHEDULE 2.01

Commitments

Lender	Total Commitment
Morgan Stanley Bank, N.A.	US$	950,000,000
Deutsche Bank AG Cayman Islands Branch	US$	950,000,000
	US$
	US$
	US$
	US$
	US$
	US$
	US$
	US$
	US$
	US$
Total	US$	1,900,000,000

1

SCHEDULE 2.17

Payment Instructions for the Administrative Agent

MSSFI USD

CITIBANK, N.A.

NEW YORK, NY 10043

ABA: 021-000-089

Account Name: Morgan Stanley Senior Funding, Inc.

Account Number: 406-99-776

Ref: Molson Coors

Attn: Loan Servicing

1

SCHEDULE 3.06

Disclosed Matters

None.

1

SCHEDULE 3.13

Subsidiary Guarantors

Name of Subsidiary	Jurisdiction of Organization	Owner of Equity Interests
CBC Holdco LLC	Colorado	CBC Holdco 2 LLC

CBC Holdco 2 LLC	Colorado	Coors Brewing Company

Coors Brewing Company	Colorado	Molson Coors Brewing Company

Coors International Holdco, ULC	Nova Scotia	Newco3, Inc.

MC Holding Company LLC	Colorado	Molson Coors Brewing Company

Molson Canada 2005	Ontario	Molson Canada Company 34.37%

Molson Inc. 65.63%

Molson Coors Callco ULC	Nova Scotia	Molson Coors International LP

Molson Coors Capital Finance ULC	Nova Scotia	Molson Coors International LP

Molson Coors International General, ULC	Nova Scotia	Newco3, Inc.

Molson Coors International LP	Delaware	Coors International Holdco, ULC 41.56%

Molson Coors International General, ULC 58.44%

NewCo 3, Inc.	Colorado	CBC Holdco LLC

1

SCHEDULE 6.01

Existing Priority Indebtedness

Type	Account Party	Amount Available (US$mm)		Balance as of 12/31/11
Surety Bonds	Molson Coors Canada Inc.		N/A	Cdn.$	4.8
FEMSA Kaiser Guarantee	Molson Inc.		N/A	Cdn.$	33.7
Bell Centre Guarantee	Molson Inc.		N/A	Cdn.$	6.2
Overdraft Availability	Molson Inc. / Molson Canada 2005	Cdn.$	30.0	Cdn.$	0.0
Line of Credit	Molson Coors Brewing Company (UK) Limited		£10.0		£0.0
Line of Credit	Molson Coors Brewing Company (UK) Limited		£10.0		£0.0
Overdraft Facility	Molson Coors Japan Co. Ltd		¥400.0		¥170.0
Letters of Credit	Molson Coors Japan Co. Ltd		¥500.0		¥0.0

1

SCHEDULE 6.02

Existing Liens

None.

1

EXHIBIT A

FORM OF BORROWING REQUEST

Morgan Stanley Senior Funding, Inc.

as Administrative Agent for the Lenders

                 , 20__

Ladies and Gentlemen:

The undersigned, MOLSON COORS BREWING COMPANY, a Delaware corporation (the “Borrower”) refers to the 364-Day Bridge Loan Agreement dated as of April 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, and in effect on the date hereof, the “Credit Agreement”), among Molson Coors Brewing Company, the Lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent. Capitalized terms used but not defined herein shall have meanings provided for such terms in the Credit Agreement.

This notice constitutes a Borrowing Request pursuant to Section 2.03 of the Credit Agreement. The Borrower hereby requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Type of Borrowing:[1]

(B)	Aggregate Principal Amount of Borrowing:[2]

(C)	Date of Borrowing:[3]

(D)	Interest Period:[4]

(E)	Account Number and Location:

MOLSON COORS BREWING COMPANY,

By:
Name:
Title:

[1]	Specify whether the requested Borrowing is to be an ABR Borrowing or Eurodollar Borrowing.
[2]

Amount must be at least equal to the applicable Borrowing Minimum and an integral multiple of the applicable Borrowing Multiple; provided that an ABR Borrowing may be in an aggregate amount that is equal to the aggregate available Commitments, as applicable.

[3]	Date of Borrowing must be a Business Day.
[4]	Required in the case of a Eurodollar Borrowing and must be a period contemplated by the definition of the term “Interest Period” in the Credit Agreement.

1

EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (the “Certificate”) of [            ] (the “Company”), and its Subsidiaries is delivered pursuant to Section 4.02(i) of the 364-day Bridge Loan Agreement dated as of April 3, 2012 (the “Credit Agreement”) by and among MOLSON COORS BREWING COMPANY, the lenders party thereto and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, the undersigned, solely in my capacity as the duly elected qualified, and acting [Chief Financial Officer][specify other officer of equivalent duties] of the Company, and not individually (and without personal liability) DO HEREBY CERTIFY to the Arrangers, the Administrative Agent and the Lenders, as of the date hereof, as follows:

1.	I have carefully reviewed the Credit Agreement and the other Loan Documents referred to therein (collectively, the “Transaction Documents”) and such other documents as I have deemed relevant and the contents of this Certificate and, in connection herewith, have made such investigation as I have deemed necessary therefore.

2.	As of the date hereof and immediately after giving effect to the Transactions:

a.	the fair value of the property (on a going concern basis) of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its subsidiaries on a consolidated basis;

b.	the present fair salable value of the assets (on a going concern basis) of the Borrower and its subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries, on a consolidated basis, on their debts as they become absolute and matured in the ordinary course of business;

c.	the Borrower and its subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts or liabilities that would be beyond their ability to pay as such debts and liabilities mature in the ordinary course of business; and

d.	the Borrower and its subsidiaries are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower and its subsidiaries’ property would constitute an unreasonably small capital.

For the purposes of this Certificate, the amount of contingent liabilities at any time have been computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has hereunto executed this certificate on the date first written above.

MOLSON COORS BREWING COMPANY

Name:
Title:

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EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and [INSERT NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

(a)	Assignee is an Affiliate of:

(b)	Assignee is a Lender Affiliate administered or managed by:
______________________________________________________

3. Administrative Agent: Morgan Stanley Senior Funding, Inc., as the Administrative Agent under the Credit Agreement

4. Credit Agreement: 364-Day Bridge Loan Agreement dated as of April 3, 2012, among MOLSON COORS BREWING COMPANY, the Lenders from time to time party thereto, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

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5. Assigned Interest:

Commitment/Loans Assigned	Aggregate Amount of Commitments/Loans or for all Lenders	Amount of Commitment/Loans or Assigned	Percentage Assigned of Commitments/ Loans[5]
	US$	US$	US$
	US$	US$	US$

Effective Date:             , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR],

By
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE],

By
Name:
Title:

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By
Name:
Title:

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

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[Consented to:6]

MOLSON COORS BREWING COMPANY,

By
Name:
Title:

[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

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STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) on the Effective Date, the representation, warranty, indemnification and covenant in Section 2.16(f) of the Credit Agreement is true and correct as applied to the Assignee, and the Borrower may rely on such representation, warranty, indemnification and covenant with respect to the Assignee as if the Borrower is a party to this Assignment and Assumption, (vi) it is not a Defaulting Lender and (vii) it is not a Competitor; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT D

Intentionally Omitted

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EXHIBIT E

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

SUBSIDIARY GUARANTEE AGREEMENT dated as of             , 2012 among MOLSON COORS BREWING COMPANY, a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed on Schedule I hereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (the “Administrative Agent”), on behalf of the Lenders under the Credit Agreement referred to below.

Reference is made to the 364-Day Bridge Loan Agreement dated as of April 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and the Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each of the Guarantors (as defined below) is a Subsidiary of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Definitions.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

(c) As used in this Agreement, the following terms have the meanings specified below:

“Guarantors” means each Subsidiary that is a party to this Agreement as a Guarantor from time to time on or after the Effective Date.

SECTION 2. Guarantee.

(a) Each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the payment when and as due of all the Obligations;

(b) Each of the Guarantors further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Without prejudice to the Borrower’s rights to receive demands for payment in accordance with the terms of the Credit Agreement and to the fullest extent permitted by law, each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 3. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge

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thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or Lender to any balance of any deposit account or credit on the books of the Administrative Agent or Lender in favor of the Borrower or any other Person.

SECTION 4. No Limitations, Etc.

(a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 20, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of any Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations guaranteed hereunder by such Guarantor) or which would impair or limit the right of any Guarantor to subrogation.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the payment in full in cash of all the Obligations guaranteed hereunder by such Guarantor. The Administrative Agent and the Lenders may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations guaranteed hereunder by such Guarantor have been fully paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be.

SECTION 5. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation guaranteed hereunder by such Guarantor is rescinded or must otherwise be restored by the Administrative Agent or Lender upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 6. Agreement to Pay; Indemnity: Subrogation: Contribution. In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor that guarantees such Obligation hereby promises to and will, upon receipt of written demand by the Administrative Agent or Lender, forthwith pay, or cause to be paid, to the Administrative Agent or Lender in cash the amount equal to the

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unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each Guarantor further agrees that if payment in respect of any Obligation guaranteed hereunder by such Guarantor shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Guarantor shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment. Upon payment by any Guarantor of any sums as provided in this Section 6, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Obligations owed by the Borrower or Guarantor to the Administrative Agent and Lenders.

Subject to the subordination provisions contained in the preceding paragraph of this Section 6, (i) the Borrower agrees to indemnify any Guarantor making any payment as required under this Section 6 for the full amount of such payment and, until such indemnification obligation shall have been satisfied, such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) each Guarantor (a “Contributing Guarantor”) agrees that, in the event a payment shall be made by any other Guarantor under this Agreement, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided for in clause (i), the Contributing Guarantor shall, to the extent the Claiming Guarantor shall not have been so indemnified by the Borrower, indemnify the Claiming Guarantor in an amount equal to the amount of such payment, multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6 shall be subrogated to the rights of such Claiming Guarantor under clause (i) to the extent of such payment.

SECTION 7. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or any Lender will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 8. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.01 of the Credit Agreement.

SECTION 9. Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantors herein and in any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or

3

knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and so long as the Commitments have not expired or terminated.

SECTION 10. Binding Effect; Several Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Lenders and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 11. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

SECTION 12. Administrative Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expense incurred hereunder as provided in Section 10.03 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 10.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses (other than Taxes which, in all cases, are subject to indemnity only pursuant to Section 2.16 of the Credit Agreement and the last sentence of this clause (b)), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement in relation to such Guarantor or any claim, litigation, investigation or proceeding relating to the foregoing agreement, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any other Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties. Subject to Section 2.16 of the Credit Agreement, all payments by each Guarantor under this Agreement shall be made without reduction or withholding for any Indemnified Taxes or Other Taxes (and the Administrative Agent and each Guarantor hereby agree to comply with the provisions of Section 2.16 of the Credit Agreement as if said Section referred to this Agreement and payments by such Guarantor hereunder).

(c) Any such amounts payable as provided hereunder shall be additional Obligations. The provisions of this Section 12 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions

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contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or Lender. All amounts due under this Section 12 shall be payable promptly after written demand therefor.

SECTION 13. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 14. Waivers: Amendment.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 14, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and the Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.02 of the Credit Agreement.

SECTION 15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 16. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 17. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

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SECTION 18. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 19. Jurisdiction: Consent to Service of Process.

(a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b) Each of the Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 19. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 20. Termination or Release.

(a) Subject to the reinstatement provisions of Section 5, the guarantee of a Guarantor hereunder shall be automatically terminated when all Obligations guaranteed by such Guarantor have been paid in full and the Lenders have no further commitment under the Credit Agreement to lend to, the Borrower whose Obligations are guaranteed by such Guarantor hereunder. Subject to the reinstatement provisions of Section 5, this Agreement shall terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

(b) A Guarantor, including any Elective Guarantor, shall automatically be released from its obligations hereunder (x) upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of the Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise and (y) in the case of any Elective Guarantor, in accordance with the final sentence of Section 5.09(b) of the Credit Agreement.

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(c) In connection with any termination or release pursuant to paragraphs (a) or (b), the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 20 shall be without recourse to or warranty by the Administrative Agent.

SECTION 21. Additional Subsidiaries. Pursuant to Section 5.09 of the Credit Agreement, subject to Section 4.02(d) of the Credit Agreement, each Subsidiary that is required to become a Guarantor hereunder pursuant to the Guarantee Requirement (such a Subsidiary, a “Required Guarantor Subsidiary”) that was not in existence or not a Required Guarantor on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor within 15 days of becoming a Required Guarantor Subsidiary. Upon execution and delivery by the Administrative Agent and a Required Guarantor Subsidiary of an instrument in the form of Exhibit I hereto, such Required Guarantor Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 22. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 22 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MOLSON COORS BREWING COMPANY, as Borrower,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

MOLSON CANADA 2005, as Guarantor,

By	/s/ Kelly L. Brown
Name: Kelly L. Brown
Title: Chief Legal Officer

By	/s/ Wouter Vosmeer
Name: Wouter Vosmeer
Title: Chief Financial Officer

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MOLSON COORS INTERNATIONAL LP, as Guarantor,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

COORS BREWING COMPANY, as Guarantor,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

CBC HOLDCO LLC., as Guarantor,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

CBC HOLDCO 2 LLC, as Guarantor,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

MC HOLDING COMPANY LLC, as Guarantor,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

MOLSON COORS CAPITAL FINANCE ULC, as Guarantor,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

MOLSON COORS INTERNATIONAL GENERAL, ULC, as Guarantor,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

8

COORS INTERNATIONAL HOLDCO, ULC, as Guarantor,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

MOLSON COORS CALLCO ULC, as Guarantor,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

NEWCO3, INC., as Guarantor,

By	/s/ Stewart Glendinning
Name: Stewart Glendinning
Title: Chief Financial Officer

9

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent,

By	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

10

Schedule I to

the Subsidiary Guarantee Agreement

GUARANTORS

CBC HOLDCO LLC

CBC HOLDCO 2 LLC

COORS BREWING COMPANY

COORS INTERNATIONAL HOLDCO, ULC

MOLSON CANADA 2005

MOLSON COORS CAPITAL FINANCE ULC

MOLSON COORS INTERNATIONAL GENERAL, ULC

MOLSON COORS INTERNATIONAL LP

MOLSON COORS CALLCO ULC

MC HOLDING COMPANY LLC

NEWCO3, INC.

11

Exhibit I to the

Subsidiary Guarantee Agreement

SUPPLEMENT NO.                      dated as of                      , 20     , to the Subsidiary Guarantee Agreement dated as of                     , 2012, among MOLSON COORS BREWING COMPANY, a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed on Schedule I hereto (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (the “Administrative Agent”).

A. Reference is made to the 364-Day Bridge Loan Agreement dated as of April 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and the Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Subsidiary Guarantee Agreement referred to therein.

C. The Guarantors have entered into the Subsidiary Guarantee Agreement in order to induce the Lenders to make Loans upon the terms and subject to the conditions set forth in the Credit Agreement. Section 21 of the Subsidiary Guarantee Agreement provides that additional Subsidiaries of the Borrower may become Guarantors under the Subsidiary Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Subsidiary Guarantee Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 21 of the Subsidiary Guarantee Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Subsidiary Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Subsidiary Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Subsidiary Guarantee Agreement shall be deemed to include the New Subsidiary. The Subsidiary Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

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SECTION 4. Except as expressly supplemented hereby, the Subsidiary Guarantee Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8 of the Subsidiary Guarantee Agreement. All communications and notices hereunder to the New Subsidiary shall be given to it at the address set forth under its signature below.

SECTION 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and out-of-pocket disbursements of counsel for the Administrative Agent.

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IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Subsidiary Guarantee Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent,

By
Name:
Title:

14

EXHIBIT F

FORM OF LEGAL OPINIONS

(see attached)

1

EXHIBIT G

FORM OF RESOLUTIONS AND SECRETARY’S CERTIFICATES

(see attached)

1

EXHIBIT G

FORM OF CLOSING DATE CERTIFICATE

(see attached)

1